FOR IMMEDIATE RELEASE	January 24, 2017

Contact: Nelli Madden

732-577-9997

UMH PROPERTIES COMPLETES ACQUISITION OF PENNSYLVANIA

COMMUNITY

FREEHOLD, NJ, January 24, 2017........ UMH Properties, Inc. (NYSE: UMH) announced that it closed on the acquisition of one community located in Pennsylvania for a total purchase price of $2,485,000. This all-age community contains a total of 200 developed homesites and is situated on approximately 78 acres. The occupancy rate for this community is approximately 40%.

Samuel A. Landy, President and Chief Executive Officer, commented, “UMH continues to expand its footprint in the Marcellus and Utica shale regions. This property is being purchased substantially below replacement cost. We will make the necessary improvements and begin an aggressive rental home program which will result in increased occupancy and income. We are very excited to turn this property into a first-class community.”

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 106 manufactured home communities with approximately 19,300 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, and Michigan. In addition, the Company owns a portfolio of REIT securities.

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